Exhibit 10.19

EXECUTION VERISON

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MIRUS LLC

As Buyer

AND

AMENDIA, INC. D/B/A SPINAL ELEMENTS

As Seller

June 13, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of June 13, 2019 (the “Effective Date”) by and between MiRus LLC, a Delaware limited liability company (“Buyer”), and Amendia, Inc. d/b/a Spinal Elements, a Georgia corporation (“Seller”). Buyer and Seller are collectively referred to as the “Parties” and each individually as a “Party.”

BACKGROUND

WHEREAS, Seller leases a facility located at 1755 West Oak Parkway, Suite 01 (48,848 SF), Marietta, Georgia 30062 (the “Facility”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, assets owned, used or held for use by Seller in connection with the operation of the Facility including but not limited to all furnishings, equipment listed within Spinal Elements Document Number QSF-7.5-10-2 Rev. Number 5, fixtures, CAM programs and serialized dongles (i.e., PartMaker, Esprit, and Master CAM), raw materials excluding PEEK, the freezers located in Suite 2 of the property, the generator located outside Suite 2 of the property and systems associated with the manufacturing operation, and Buyer desires to temporarily sublease the Facility from Seller.

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1     Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller’s right, title and interest in and to all of the assets owned, used or held for use by Seller in connection with the operation of the Facility (the “Purchased Assets”), free and clear of any and all security interests, liens, claims, pledges, defaults of title, encumbrances, hypothecations, mortgages, restrictions, adverse rights or interests, charges, and other encumbrances of any nature whatsoever (collectively, “Liens”), except for those Liens listed in Schedule 1.4, for which Seller shall provide payoff letters at the Closing and the Purchase Price shall be credited the sum of the amounts stated in the payoff letters. Liens shall not include liens for taxes not yet due and payable, or easements, rights of way, zoning ordinances and other similar encumbrances affecting the Facility. The Purchased Assets shall include the following:

(a) all tangible personal property used in connection with the operation of the Facility including but not limited to all fixtures, furniture, manufacturing, storage, post processing and inspection equipment listed within Spinal Elements Document Number QSF-7.5-10-2 Rev. Number 5 attached as Exhibit B (except those identified in Section 1.3), fixtures and systems (except those identified in Section 1.3), raw materials excluding PEEK, the freezers located in Suite 2 of the property, the generator located outside Suite 2 of the property and, to the extent assignable or transferable, all rights in all warranties of any manufacturer or vendor with respect thereto, including the personal property listed in Exhibit B.

1.2     Assumed Liabilities. Except as expressly set forth in this Agreement to the contrary, Buyer is expressly purchasing the Purchased Assets in its existing condition “AS-IS, WHERE-IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects, and, Seller has no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same. Except for the Facility sublease and to Buyer’s ownership or operation of the Purchased Assets on or after the Closing Date, Buyer shall not assume, and under no circumstances shall Buyer be obligated to pay, discharge, perform or assume, and none of the assets of Buyer shall be or become liable for or subject to, any debt, obligation, expense or liability of Seller related to the operation of the Facility prior to the Closing Date. Seller has agreed to pay key employees a severance payment and Buyer assumes no liability associated with this payment or obligation.

1.3     Excluded Assets. The Purchased Assets will not include medical products (components and unfinished inventory), or any of the gauging, tooling or fixtures exclusively related to the inspection of such medical products, located at the Facility and listed on Schedule 1.3 (the “Seller Inventory”). The Purchased Assets will also not include organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller, all intellectual property assets and all employee-related or employee benefit-related files or records with the exception of validation documentation related to the Purchased Assets including calibration procedures and records, preventive maintenance procedures and records and procedures associated with the management of production from raw materials to finished good. Seller shall endeavor to remove all of Seller’s intellectual property and other proprietary information (the “Seller’s Proprietary Information”) from the Purchased Assets (e.g., equipment programming for Seller’s products). Notwithstanding the foregoing, if Buyer discovers any of Seller’s Proprietary Information, Buyer agrees to immediately notify Seller and at Seller’s request, either destroy or return the Seller’s Proprietary Information to Seller. Buyer agrees to allow Seller’s employees access to the Facility until July 15, 2019 to finish the Seller Inventory and remove it from the Facility. Buyer also agrees to allow Seller continued exclusive use of the one (1) So-Low U85-25 freezer and seven (7) Thermo Fisher Scientific 908 freezers located at the Facility until July 15, 2019. During the period from the Closing Date to July 15, 2019, Seller’s employees will occupy approximately one-third of the square footage of the Facility and Seller agrees to credit Buyer for one-third of the rent under the sublease, pro-rated for the period occupied by Seller’s employees. Seller will be responsible for all actions of its employees. Other than providing access to the Facility, Buyer will have no obligation with respect to the Seller Inventory or Seller’s employees.

1.4     Purchase Price. The total consideration payable by Buyer for the Purchased Assets and the other rights and benefits conferred in this Agreement shall be Two Million Four Hundred Thousand Dollars ($2,400,000) less the credits described on Schedule 1.4 for the payoff amounts of the listed Liens (the “Purchase Price”), payable no later than the Closing Date in immediately available funds by wire transfer to the account of Seller as set forth in wiring instructions provided by Seller to Buyer. The payoff amounts for the Liens in Schedule 1.4 shall be paid by Buyer within two (2) business days after Closing and confirmation of the payment delivered to Seller within five (5) business days after Closing.

1.5     Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place via the electronic exchange of documents and signature pages and other required documentation, (i) on the date hereof or (ii) at such other place and time and/or on such other date as Buyer and Seller may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” At Closing and in consideration of the payment of the Purchase Price, (i) Seller shall convey the Purchased Assets as described above pursuant to the form of Bill of Sale attached as Exhibit A (the “Bill of Sale”), (ii) Seller and Buyer shall execute a sublease for the Facility and (iii) the Parties shall execute and deliver such documents, agreements, instruments and certificates as may be necessary or reasonably requested to effect such transactions (except to the extent waived in writing by the appropriate Party).

1.6     Actions of Seller at Closing. At the Closing or within such other timeframes as specified below and unless otherwise waived in writing by Buyer, Seller shall deliver or cause to be delivered to Buyer the following:

(a) The Bill of Sale executed by Seller;

(b) Copies of resolutions duly adopted by the Seller authorizing and approving Seller’s execution and delivery of this Agreement and consummation of the Transactions;

(c) Certificates of existence and good standing of Seller from the State of Georgia, each dated the most recent practicable date prior to the Closing Date;

(d) A non-foreign affidavit of Seller, dated as of the Closing Date, that complies with the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended;

(e) A sublease of the Facility to Buyer executed by Seller and approved by the Landlord of the property;

(f) Payoff letters for all Liens on the Purchased Assets as of the date of the Closing; and

(g) Such other agreements, instruments and documents as Buyer reasonably deems necessary to consummate the Transactions.

1.7     Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver or cause to be delivered to Seller the following:

(a) The Purchase Price less credits associated with Liens to be paid by Buyer by wire transfer of immediately available funds;

(b) The Bill of Sale executed by Buyer;

(c) Copies of resolutions duly adopted by Buyer authorizing and approving Buyer’s execution and delivery of this Agreement and consummation of the Transactions;

(d) A sublease of the Facility to Buyer executed by Buyer and the Landlord; and

(e) Such other agreements, instruments and documents as Seller reasonably deems necessary to consummate the Transactions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

2.1     Organization and Qualification; Authority. Seller is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the Laws of State of Georgia, and is duly qualified as a corporation to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Seller has the requisite power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it has been and is now being conducted.

2.2     Authority and Validity. Seller has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents and to consummate the transactions contemplated by the Acquisition Documents (the “Transactions”). The execution, delivery and performance of the Acquisition Documents by Seller and the consummation of the Transactions by Seller have been duly and validly authorized by all necessary corporate action and comply with all applicable Laws, and no other proceedings on the part of Seller are necessary to authorize Seller’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions. The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitute or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

2.3     Assets. Seller owns valid title to, or possesses valid leasehold interests in, all the Purchased Assets, free and clear of all Liens, except for any Liens for taxes not yet due and payable, or easements, rights of way, zoning ordinances and other similar encumbrances affecting the Facility, and except for Liens that will be released at the Closing. All the Purchased Assets, whether owned or leased, are in the possession and control of Seller and are located at the Facility. The Purchased Assets comprise all of the assets, properties and rights necessary for the continued operation of the Facility as currently conducted by Seller.

2.4     Compliance with Laws. To the best of Seller’s Knowledge, Seller has not been and is not currently in material violation of any Law or Order applicable to the Facility or the Purchased Assets or by which the Facility or any of the Purchased Assets are bound. The Facility and the Purchased Assets are not currently subject to any fine, penalty, or liability as a result of Seller’s failure to comply with any requirement of any applicable Law or Order, and Seller has not received any notice of such noncompliance.

2.5     Real Property.

(a) The Facility Lease is in full force and effect, and Seller holds a valid and existing leasehold interest under such lease. Seller has delivered to Buyer a copy of the Facility Lease, which has not been modified, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Neither Seller nor the Landlord is in breach or default (with or without notice or lapse of time, or both) under the Facility Lease.

(b) To Seller’s Knowledge, no zoning, building, flood control, fire, safety, toxic materials, hazardous waste or any other applicable Law is violated by the current operation or use of the Facility (excepting only instances of non-compliance which will not materially and adversely affect the business of the Facility), and the consummation of the Transactions will not result in a violation of any material applicable zoning ordinance or the termination of any material applicable zoning variance now existing.

(c) Seller has not received written notice of, and Seller has no Knowledge of, any pending, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the real property leased pursuant to the Facility Lease. There is no pending, or to the Knowledge of Seller, threatened or proposed proceeding or governmental action to condemn or take by the power of eminent domain (or to purchase in lieu thereof), all or any part of such real property.

2.6     Litigation. There is no suit, claim, action, arbitration, administrative or other proceeding or investigation or inquiry (each an “Action”) pending or threatened against Seller related to the Facility or the Purchased Assets. There are no Orders binding on Seller related to the Facility or the Purchased Assets.

2.7     Absence of Changes. Except as expressly contemplated by this Agreement or as otherwise disclosed by Seller to Buyer in writing prior to the Closing, Seller has not, since May 10, 2019, (i) sold, transferred, leased, optioned or otherwise disposed of any Purchased Assets; (ii) received any written notice from any Governmental Authority of any material liability, potential liability or claimed liability based on any violation of Law with respect to the Purchased Assets or the Facility; (iii) suffered any material damage, destruction or loss with respect to or affecting the Purchased Assets or the Facility; (iv) issued, created, incurred or assumed any material indebtedness or forgiven, cancelled, waived or released any indebtedness owed to Seller with respect to the Purchased Assets or the Facility; or (v) agreed or committed to take any of the actions referred to in this Section 2.7.

2.8     No Conflicts; Consents. To the best of Seller’s Knowledge, the execution, delivery and performance by Seller of this Agreement and the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of any Law or Order applicable to Seller; or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Seller is a party. To the best of Seller’s Knowledge, no consent, approval, permit, Order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby.

2.9     Statements True and Correct. No representation or warranty made by Seller in this Agreement or in any statement, certificate or instrument to be furnished to Buyer by Seller pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading, and all such statements, representations and warranties are true and complete in all material respects.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

3.1     Organization and Qualification; Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer is duly qualified as a foreign limited liability company to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Buyer has the requisite power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it has been and is now being conducted.

3.2     Authorization and Validity. Buyer has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents and to consummate the Transactions. The execution, delivery and performance of the Acquisition Documents by Buyer and the consummation of the Transactions by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and comply with all applicable Laws, and no other proceedings on the part of Buyer are necessary to authorize Buyer’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions. The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitute or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

3.3     No Conflicts; Consents. To the best of Buyer’s Knowledge, the execution, delivery and performance by Buyer of this Agreement and the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of any Law or Order applicable to Buyer; or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party. To the best of Buyer’s Knowledge, no consent, approval, permit, Order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby.

3.4     Litigation. There is no Action pending or threatened against Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.5     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in Article II of this Agreement.

3.6     Statements True and Correct. No representation or warranty made by Buyer in this Agreement or in any statement, certificate or instrument to be furnished to Seller by Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading, and all such statements, representations and warranties are true and complete in all material respects.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1     Non-Solicitation. For a period of twelve (12) months from the Closing Date, Seller and its respective Affiliates, hereby affirm not to directly or indirectly solicit or recruit any employee of Buyer who is a former employee of Seller, for employment with Seller.

4.2     Right of First Refusal. Should Seller decide to sublease or assign the additional 38,400 square feet of space located at 1755 West Oak Parkway, Suite 2, Marietta, Georgia 30062 (“Suite 2”), Seller shall first offer to sublease or assign Suite 2 to Buyer (the “Right of First Refusal”) at the rate outlined in the First Amendment to Lease, dated February 21, 2013, by and between Seller and the Landlord by providing written notice to Buyer of such intent to sublease or assign Suite 2 (the “ROFR Notice”) including the proposed tenant and rental rate. Buyer will have fifteen (15) days from receipt of the ROFR Notice (the “Exercise Period”) to exercise by written notice to Seller (the “Exercise Notice”) its option to accept the sublease or assignment of Suite 2. If Buyer does not exercise its option within the Exercise Period, the Right of First Refusal shall be terminated and no longer valid. If the proposed tenant is a party whose business potentially competes with those of MiRus (i.e., an entity in the spinal or orthopaedic implant device business), Seller shall obtain Buyer’s approval to sublease Suite 2 to the potentially competitive tenant.

4.3     Employee Matters. Upon the Closing Date Buyer, subject to satisfactory results from standard background screening conducted pursuant to Buyer’s personnel policies, will make offers of employment to the key employees listed on Schedule 1.2. Buyer shall not assume any employment or severance obligations of Seller.

4.4     Use of Seller Policies and Procedures. Seller will permit Buyer to continue to use and implement all of Seller’s policies and procedures (to the extent not included in the Purchased Assets) related to the operation of the equipment.

ARTICLE V

INDEMNIFICATION

5.1     Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer (and its respective Affiliates, and their respective officers, directors, employees, counsel, agents, successors and assigns) (collectively, the “Buyer Indemnified Parties”) from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent arising out of or resulting from:

(a) any breach of representation or warranty by Seller under this Agreement;

(b) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement;

(c) any liability related to the operation of the Facility or the use of the Purchased Assets prior to the Closing; or

(d) any fraud, willful misconduct or criminal acts of Seller or its Affiliates.

5.2     Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller (and its respective Affiliates, and their respective officers, directors, employees, counsel, agents, successors and assigns) (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(a) any breach of representation or warranty by Buyer under this Agreement;

(b) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement;

(c) any liability related to the operation of the Facility, its employees or the use of the Purchased Assets after the Closing; or

(d) any fraud, willful misconduct or criminal acts of Buyer or its Affiliates.

ARTICLE VI

DEFINITIONS

6.1     Definitions. As used in this Agreement, the following terms have the following meanings (unless otherwise expressly provided herein):

“Acquisition Documents” means this Agreement and the other documents, agreements, certificates and instruments to be delivered pursuant to this Agreement.

“Actions” means any pending or threatened claim, cause of action, demand, litigation, action, suit, arbitration, proceeding, or right in action, whether known or unknown, that may be alleged or brought by any Person, Governmental Authority or any administrative, arbitration, or governmental proceeding, investigation or inquiry.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” used in the preceding sentence shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the work activities, management and policies of a Person whether through ownership of membership interests or voting securities, the election or appointment of board members, by contract or otherwise.

“Employees” means employees at the Facility, including employees who are on leaves of absence and staff that may be employed by an Affiliate of Seller but are allocated to the Facility for substantially all of the services they perform.

“Governing Documents” means, for the entity in question, that entity’s Articles of Incorporation, Certificate of Formation, Certificate of Limited Partnership, other filings with the applicable Secretary of State, Bylaws, Partnership Agreement, Limited Liability Company Agreement or other similar documents for the governance of the entity.

“Governmental Authority” means any federal, state, local or municipal government; any governmental or quasi-governmental authority of any nature (including any government agency, branch, board, department, official, instrumentality or entity); any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; any entity that contracts with a governmental entity to administer or assist in the administration of a governmental program; or any arbitrator with authority to bind a party at Law.

“Knowledge” means, with respect to Seller, the knowledge they have as it relates to the assets being sold or should have after reasonable inquiry (e.g., mechanical or functional issues associated assets).

“Landlord” means C&I IX West Oak LLC, a Delaware limited liability company, as successor in interest to Cabot II—GA1W13, LLC a Delaware limited liability company.

“Law” means any federal, state, local, foreign or other statute, law, ordinance, regulation, rule, code, injunction, judgment, ruling, decree or order of any Governmental Authority, including common law.

“Material Adverse Effect” means a change, event or occurrence that is discovered or disclosed following the Effective Date, regardless of whether such change, event or occurrence actually occurred before or after the Effective Date, and that has, or would reasonably be anticipated with the passage of time to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Facility or Seller.

“Order” means any judgment, order, writ, injunction, ruling or decree of or any settlement under the jurisdiction of any Governmental Authority, whether temporary, preliminary or permanent.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

ARTICLE VII

MISCELLANEOUS

7.1     Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other Parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

7.2     Governing Law. This shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

7.3     Benefit, Assignment and Third-Party Beneficiaries. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Party except that Buyer may assign this Agreement and/or any of its rights hereunder to a wholly owned subsidiary of Buyer (“Buyer Subsidiary”) without the prior written consent of Seller. Buyer’s assignment of its rights under this Agreement to a Buyer Subsidiary shall not release Buyer from performing its obligations hereunder, but rather Buyer and Buyer’s Subsidiary shall be jointly and severally liable for such obligations. The Parties acknowledge that Buyer may assign ownership and title to certain of the Purchased Assets to certain designees of Buyer, such that more than one entity may own the Purchased Assets at Closing, provided, however, that such designated assignees shall not be parties or third-party beneficiaries under this Agreement and such assignments shall not release Buyer from performing any of its obligations hereunder. This Agreement is intended solely for the benefit of the Parties and is not intended to, and shall not, create any enforceable third party beneficiary rights, except with respect to the provisions of Article V, which shall inure to the benefit of the Buyer Indemnified Parties and Seller Indemnified Parties, who are intended to be third-party beneficiaries thereof.

7.4     No Brokerage. The Parties represent to each other that no broker or finder is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Parties.

7.5     Cost of Transaction. Except as may be provided to the contrary elsewhere herein: (i) Buyer shall pay the fees, expenses and disbursements incurred by Buyer and its agents, representatives, accountants and counsel thereof in connection with the subject matter hereof and any amendments hereto; and (ii) Seller shall pay the fees, expenses and disbursements incurred by Seller and its agents, representatives, accountants and counsel thereof in connection with the subject matter hereof and any amendments hereto.

7.6     Confidentiality. It is understood by the Parties that the information, documents and instruments delivered to each Party by the other Party or agents thereof in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof are of a confidential and proprietary nature. Both prior to and following the Closing, the Parties shall maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other Parties or agents thereof and shall not disclose such confidential information, documents and instruments to any third parties other than its Representatives assisting in the transactions contemplated herein or as may be required by applicable Laws. If the transactions contemplated hereby are not consummated, each Party shall return all such confidential information, documents and instruments and all copies thereof in its possession to the Party providing them. The terms and conditions of this Agreement and all other agreements and instruments executed and delivered by the Parties in connection with this Agreement shall remain confidential and the Parties shall not disclose such agreements or instruments, or any part thereof, to any third party other than its Representatives assisting in the transactions contemplated herein or as may be required by applicable Laws. Any breach of this Section 7.6 by a Party would result in irreparable harm to the other Parties and therefore the Parties shall be entitled to seek an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond in addition to other legal and equitable remedies.

7.7     Non-Publicity. Seller and Buyer agree not to disclose outside of their regulatory scope, the existence or contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, or (iv) as may be required in connection with the enforcement of this Agreement.

7.8     Waiver. Any failure on the part of any Party to comply with any of its obligations, agreements or conditions under this Agreement may be waived by any other Party to whom such compliance is owed only by an agreement in writing signed by the Parties against whom enforcement of such waiver is sought. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No failure on the part of any Party to exercise, and no delay on the part of any Party in exercising, any right, power, remedy or privilege under this Agreement or provided by Law, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

7.9     Notice.

(a) All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, by registered or certified mail, postage prepaid, return receipt requested, or by email transmission with receipt confirmed by response email, addressed as follows:

Buyer:	MiRus LLC 2150 Newmark Parkway SE, Suite 108 Marietta, Georgia 30067 Attention: Jay S. Yadav, MD Email: jyadav@mirusmed.com

With a Copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 Attention: J. Mark Ray Email: mark.ray@alston.com

Seller:	Amendia, Inc. d/b/a Spinal Elements 3115 Melrose Drive, Suite 200 Carlsbad, CA 92010 Attn: General Counsel

(b) All such notices or communications shall be deemed to be delivered (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (iii) in the case of mailing, on the fifth (5th) Business Day following the date of mailing, or (iv) in the case of facsimile transmission, upon confirmation by automatic transmission report. Any Party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 7.8.

7.10     Severability. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

7.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or as attachments to email.

7.12     Entire Agreement, Amendments. All annexes, schedules and exhibits attached to this Agreement are by reference made a part hereof. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties hereto.

[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their authorized officers as of the Effective Date.

BUYER: MIRUS LLC

By: /s/ Jay Yadav
Name: Jay Yadav
Title: CEO

SELLER: AMENDIA, INC. D/B/A SPINAL ELEMENTS

By: /s/ Jason Blain
Name: Jason Blain
Title: President & CEO

Signature Page to Asset Purchase Agreement